Exhibit (a)(1)(C)

FORM OF E-MAIL ANNOUNCEMENT OF OFFER TO EXCHANGE

To: Eligible Optionholders

Date: May 9, 2008

Subject: LeapFrog Enterprises, Inc. Offer to Exchange Certain Outstanding Stock Options for New Stock Option Grants

We are pleased to announce that LeapFrog Enterprises, Inc. (“LeapFrog” or the “Company”) is officially commencing its Offer to Exchange Certain Outstanding Stock Options for New Options (referred to as the “Offer to Exchange” or the “Exchange Offer”) today, May 9, 2008. The offer and withdrawal rights will remain open until 12:00 noon, Pacific Time, on June 9, 2008, unless the Exchange Offer is extended. This Offer to Exchange is contingent upon the approval by LeapFrog’s stockholders of the proposal relating to the option exchange program at our Annual Meeting of Stockholders scheduled for June 5, 2008. If our stockholders do not approve the proposal relating to the Offer to Exchange, LeapFrog will terminate the Offer to Exchange and will not be able to accept any tendered option grants.

You may take advantage of the Offer to Exchange if you are an eligible optionholder and you hold eligible option grants. These italicized terms are defined in the Offer to Exchange Certain Outstanding Stock Options for New Options document that is attached to this e-mail. Also attached to this e-mail are the following documents related to the Offer to Exchange:

•	Election Form

•	Eligible Option Information Sheet

Please carefully read all of the documents included in this e-mail. In order to participate in the Offer to Exchange, you must meet the criteria and follow the instructions set forth in the attached documents, including returning, as indicated in the attached documents, your properly completed and signed Election Form and Eligible Option Information Sheet, to me, Margaret Rozowski, so that I receive them before 12:00 noon, Pacific Time, on June 9, 2008 (or a later expiration date if LeapFrog extends the offer). The documents must be delivered using one of the delivery methods outlined in the instructions to the Election Form.

If you have any questions about the Offer to Exchange, you can contact me at:

Margaret Rozowski, Stock Plan Administrator

LeapFrog Enterprises, Inc.

6401 Hollis Street

Emeryville, California 94608

Phone: (510) 420-5365

Facsimile: (510) 420-5004

E-Mail: stockplans@leapfrog.com